Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.773.1450	rchiger@RxIR.com
k.rakin@genaissance.com

For Immediate Release

Genaissance Pharmaceuticals Reports Third Quarter Results for 2004

- Cost Savings, Including Workforce Reduction, Implemented to Better Position
Company to Reach Goal of Positive Operating Income by the End of 2005 -

- New Revenue Generating Opportunities in Agricultural and Consumer
Genomics Markets -

New Haven, CT, November 9, 2004 — Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) today reported its financial results for the third quarter ended September 30, 2004, which include the results of operations of Lark Technologies, Inc. and DNA Sciences since being acquired on April 1, 2004, and May 15, 2003, respectively.  The Company also announced a cost reduction program that included a 10% reduction in its workforce.

Financial Results

For the three months ended September 30, 2004, revenues increased to $5.6 million, compared to revenues of $2.6 million for the three months ended September 30, 2003, primarily as a result of the Lark acquisition.  Exclusive of this acquisition, revenues increased by more than 37%.  Operating expenses for the three months ended September 30, 2004, were $10.3 million, compared to operating expenses of $8.5 million for the three months ended September 30, 2003.  The increase was primarily attributable to the inclusion of $2.2 million of Lark operating expenses and a non-cash charge of $900,000 incurred for issuing shares of common stock to Merck KGaA to in-license vilazodone.  For the three months ended September 30, 2004, Genaissance’s net loss attributable to common stockholders was $6.0 million, or $0.20 per share, compared to a net loss of $5.8 million, or $0.25 per share, for the three months ended September 30, 2003.  The increase in net loss attributable to common stockholders also included a non-cash charge of approximately $1.0 million to write-down Genaissance’s investment in Sciona, Inc., based on Sciona’s valuation in its most recent round of financing.

For the nine months ended September 30, 2004, revenues grew to $14.7 million, compared to $7.8 million for the same period last year, primarily as a result of the Lark acquisition.  Operating expenses for the nine months ended September 30, 2004, were $30.3 million, compared to $22.5 million for the nine months ended September 30, 2003.

The increase in operating expenses was primarily attributable to the acquisitions of DNA Sciences and Lark, the items noted above and costs associated with complying with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  For the nine months ended September 30, 2004, Genaissance’s net loss attributable to common stockholders was $18.6 million, or $0.66 per share, compared to a net loss of $14.4 million, or $0.63 per share, for the nine months ended September 30, 2003.

As of September 30, 2004, Genaissance had cash and cash equivalents totaling $6.9 million.  On October 21, 2004, the Company announced that it is proposing to issue securities in a private placement.  If the financing is completed, the Company expects to use the proceeds from the financing for working capital and other corporate purposes.    The securities offered and sold in the private placement, if completed, will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Recent Corporate Highlights

Proprietary Products:

•                  Genaissance is now receiving revenues from the FAMILIONTM Test, which is designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  The tests, which are being performed in the Company’s CLIA certified facility in New Haven, have been approved for reimbursement on an out-of-network basis. The Company has also received its first Medicare payment. Genaissance is pursuing in-network coverage from major healthcare providers.

Progress in New Markets:

•                  Genaissance signed a multi-year agreement with Pyxis Genomics, under which Genaissance will provide its high-throughput genotyping services to Pyxis for the commercialization of Pyxis’ Profile-1 System.  The Profile-1 System consists of Pyxis’ proprietary panel of SNPs and a search engine and database developed by IBM, which enables producers to track animals and their meat products from the point of origin throughout the production and distribution pipeline.  Genaissance is developing and validating these SNP assays on its genotyping platform and expects to start processing samples during the fourth quarter of 2004.  Under the agreement, Genaissance receives a fee for each sample it processes.

•                  Genaissance signed a cooperative agreement with the Agricultural Research Service (ARS), the in-house research arm of the United States Department of Agriculture.  In cooperation with scientists at ARS, Genaissance is being paid to determine the distribution of known bovine SNPs in different types of beef and dairy cattle and to construct and validate assays for these SNPs.  ARS has stated that it plans to make this new panel of assays available to trace the origin and/or parentage of cattle.

•                  Genaissance has several agreements in place with Sciona, Inc., a privately-held nutritional genomics company that recently raised $4.1 million in a second round of financing.  Under these agreements, Genaissance granted Sciona an exclusive license to Genaissance’s HAPTM Technology for use in nutrition and other consumer markets for a period of five years.  The agreements provide for minimum annual payments to Genaissance for genotyping services and collaborative research.

Corporate:

•                  Genaissance reduced its workforce by approximately 10% to align the Company’s operating structure with its current and projected revenues and reduced expenses in certain other areas.  The majority of the workforce reductions occurred in research and development.  Genaissance expects to take a charge of approximately $400,000 in the fourth quarter, primarily for severance obligations.

Pharmacogenomic Drug Development

•                  In September, Genaissance acquired an exclusive worldwide license from Merck KGaA to develop and commercialize vilazodone, a selective serotonin reuptake inhibitor (SSRI) and a 5HT1A partial agonist.  In Phase II clinical trials for depression, the compound showed signals of efficacy and an acceptable side effect profile.

Genaissance is currently seeking alternative means to finance the development of vilazodone.  Once financing is obtained, Genaissance intends to commence enrollment for a Phase II clinical trial that will include genetic markers that can be used to identify a population of patients who will respond to the drug.  Genaissance expects to apply its HAP™ Technology and clinical genetics experience and leverage the existing knowledge of the genetics of depression and response to antidepressants, especially to SSRIs.

“This has been a challenging period for Genaissance,” said Kevin Rakin, President and Chief Executive Officer of Genaissance.  “As previously announced, we lowered our revenue guidance for the year, and have recently implemented cost reduction measures to better position us to meet our goal of breakeven from operations by the end of 2005.  At the same time, we have shown progress in penetrating new markets for our genotyping services and continued progress in the acceptance and reimbursement of the FAMILIONTM

Test.  We believe that these developments, combined with benefits to our business that we expect to occur after the FDA releases its final guidance for pharmacogenomic data submissions, should positively impact our 2005 revenues as compared to 2004.  We were also able to in-license vilazodone, a Phase II drug that we believe is well suited for pharmacogenomic drug development.”

Genaissance will host a conference call and audio web cast to discuss events disclosed in this press release.  The previously announced call is scheduled for today at 4:30 p.m., Eastern Time.  To participate in this call, dial 719-457-2681, confirmation code 876519, shortly before 4:30 p.m.  A replay of the call will be available from 7:30 p.m., Eastern Time, through midnight Monday, November 15, 2004.  The replay number is 719-457-0820, confirmation code 876519.  The web cast can be accessed at: www.genaissance.com.

Genaissance Pharmaceuticals, Inc. is developing innovative products based on its proprietary pharmacogenomic technology and has a revenue-generating business in DNA and pharmacogenomic products and services.  Genaissance also markets its proprietary FAMILION™ Test, designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.  The Company’s product development strategy is focused on drug candidates with promising clinical profiles and finding genetic markers to identify a responsive patient population.  This strategy enables Genaissance to leverage existing clinical data and, thus, reduce the costs and risks associated with traditional drug development and increase the probability of clinical success and commercialization.  The Company’s lead therapeutic product, vilazodone for depression, is in Phase II of development.  For more information on Genaissance, visit our website at: www.genaissance.com.

The press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any forward-looking statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements about its ability to secure financing for working capital or to fund the development of vilazodone, expectations as to financial results in future periods, its base services business, its pharmacogenomic product pipeline, its first marketed molecular test, the FAMILIONTM Test, the expected timing of clinical trials studying vilazodone, the potential clinical benefits of vilazodone and the growth and development of Genaissance’s business and market opportunities.  Important factors that could cause actual results, events and performance to differ materially from those referred to in such statements, include, but are not limited to, whether vilazodone will advance in the clinical trials process, including the timing of such clinical trials; whether clinical trials will warrant continued product development; whether and when, if at all, vilazodone will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications; the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety; whether vilazodone will be successfully marketed; whether Genaissance will be able to develop or acquire additional products; the attraction of new business and strategic partners; the adoption of our technologies by the pharmaceutical industry; competition from pharmaceutical, biotechnology and diagnostics companies; the strength of our intellectual property rights and those risks identified in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004, and in other filings we make with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

(Tables Follow)

GENAISSANCE PHARMACEUTICALS, INC.

Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
License and research	$2,840	$1,946	$8,261	$6,811
Laboratory services	2,787	625	6,449	1,012

Total revenue	5,627	2,571	14,710	7,823

Operating expenses:
Cost of laboratory services	2,040	686	4,887	1,033
Research and development	4,723	5,411	15,863	14,859
Selling, general and administrative	3,522	2,080	9,546	6,200
Loss on leased equipment	—	368	—	368

Total operating expenses	10,285	8,545	30,296	22,460

Loss from operations	(4,658)	(5,974)	(15,586)	(14,637)

Other income	39	52	123	276
Interest expense	(168)	(122)	(523)	(514)

Loss before benefit from income taxes and equity in loss of affiliate	(4,787)	(6,044)	(15,986)	(14,875)

Income tax (expense) benefit	47	200	60	520
Equity in loss of affiliate	(1,153)	—	(1,453)	—

Net loss	(5,893)	(5,844)	(17,379)	(14,355)

Warrant issuance expense	—	—	(833)	—
Preferred stock dividends and accretion	(134)	—	(355)	—
Beneficial conversion feature of warrant	—	—	(46)	—

Net loss attributable to common stockholders	$(6,027)	$(5,844)	$(18,613)	$(14,355)

Net loss per common share, basic and diluted	$(0.20)	$(0.25)	$(0.66)	$(0.63)

Weighted average shares used in computing net loss per common share	30,739	23,044	28,012	22,937

BALANCE SHEET DATA

(In thousands)

(Unaudited)

	Sept. 30, 2004	Dec. 31, 2003
Cash, cash equivalents and marketable securities	$6,911	$16,804
Working capital	5,045	14,195
Total assets	46,940	35,589
Long-term debt	8,158	9,118
Stockholder’s equity	17,455	8,397

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